PLAN OF MERGER OF
                     MILLER ENTERPRISES, INC.
                               INTO
                      MILLER PETROLEUM, INC.

    The undersigned corporations, in accordance with Section 4-902 of the Tennessee General Corporation Act. hereby adopt the following Plan of
    Merger:

       ARTICLE 1. The parties hereto agree to effect this Merger.

       ARTICLE 2. The corporation to survive the Merger is Miller Petroleum,
                  Inc., a Tennessee corporation, which shall continue under the same name.

       ARTICLE 3. The parties to this Plan of Merger are Miller Enterprises,
                  Inc., (hereinafter "Enterprises") and Miller Petroleum, Inc.. (hereafter "Petroleum") both incorporated in the State of Tennessee.

       ARTICLE 4. No amendment to the charter of the surviving
                  corporation is to be effected as part of the Merger.

       ARTICLE 5. The total number of shares of stock of all classes which the parties hereto have authority to issue
                  is as follows:
                                                           No. shares
                                            No. Shares    Issued & Out
    Corporation   Class of Stock            Authorized      Standing
     Petroleum    Common (without par value)   1,000            675
     Enterprises  Common (without par value)   1,000            500

       ARTICLE 6. The number and basis of exchanging and converting the issued stock of Enterprises is as follows:
                  ten shares of issued and outstanding Common Stock (without par value) of Enterprises shall be converted into one share of Common Stock (without par value) of Petroleum. Upon the surrender of certificates representing shares of Enterprises stock by holders thereof, certificates for a proportionate number of. Petroleum shares shall be issued in exchange by Petroleum shares of Petroleum Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding as shares of Common Stock (without par value) of the surviving corporation.

       ARTICLE 7. The principal offices of Enterprises and Petroleum are located in Livingston, Tennessee. To the extent that Miller Enterprises, Inc., owns property affected hereby, it agrees to transfer same to Miller Petroleum Inc., on demand.

       ARTICLE 8. This Plan of Merger was duly adopted and approved by the Stockholders of Enterprises and Petroleum, respectively, in each case by Written Consent of all Stockholders in lieu of a Special Meeting, dated March 26, 1985, in the manner and by the vote required by the laws of the State of Tennessee.

       ARTICLE 9. The Plan of Merger is as follows:

       9.1 The Articles of Incorporation of Petroleum, as in effect on the effective date of the merger, shall continue in full force and effect as the Articles of Incorporation of Petroleum and shall not be changed or amended by the Merger.

       9.2 Petroleum reserves the right and power, after the effective date of the Merger, to alter, amend, change, or repeal any of the provisions contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on officers, directors or stockholders herein are subject to this reservation.

       9.3 The By-Laws of Petroleum, as such By-Laws exist on the effective date of the Merger, shall remain and be the By-Laws of Petroleum until altered, amended or repealed or until new By-Laws shall be adopted in accordance with the provisions thereof, the Articles of Incorporation, or in the manner permitted by the applicable provisions of law.

       9.4 The sole Director of Petroleum as of the effective date of the merger shall continue in office until the next Annual Meeting of the Stockholders of Petroleum. The number of Directors of Petroleum shall continue to be one and shall be the following person: Deloy Miller.

              The following officers of Petroleum immediately prior to the effective date of the Merger shall continue in office after the effective date of the Merger and until the next Annual Meeting of the Board of Directors of Petroleum:

               Deloy Miller - President and Treasurer
               David E. Wright - Secretary

              Ten shares of issued and outstanding Common Stock (without par Value) of Enterprises shall be converted into one share of Common Stock (without par value) of Petroleum. Upon the surrender of certificates representing shares of Enterprises stock by holders thereof, certificates for a proportionate number of Petroleum shares shall be issued in exchange by Petroleum. Shares of Petroleum Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding as shares of Common Stock (without par value) of the surviving.

       9.6 On the effective date of the Merger, the separate existence of Enterprises shall cease (except to the extent continued by statute), and all of its property, rights, privileges, and franchises, of whatsoever nature and description, shall be transferred to, vest in, and devolve upon the surviving corporation, without further act or deed. Confirmatory deeds, assignments or other like instruments, when deemed desirable by Petroleum to evidence such. transfer, vesting or devolution of any property, right, privilege or franchise, shall at any time, or fixed time to time, be made and delivered in the name of by the last acting officers of the surviving corporation.

      9.7     The effective date of the Merger shall be at 12:01 a.m.,
              May 1, 1985.
                                                   MILLER PETROLEUM, INC.
                                                   BY:/s/Deloy Miller
                                                   President
                                                   MILLER ENTERPRISES, INC.
                                                   BY:/s/Deloy Miller
                                                   President

          I, GENTRY CROWELL, Secretary of State, do hereby certify that the ARTICLES OF MERGER and PLAN OF MERGER by and between MILLER PETROLEUM, INC., a Tennessee Corporation, and MILLER ENTERPRISES, INC., a Tennessee Corporation, merging, into a Single Corporation, MILLER PETROLEUM, INC., a Tennessee Corporation, with certificate attached the foregoing of which is a true copy, was this day registered and certified to by me.
      This the 30th day of April, 1995.

                                GENTRY CROWELL

                                SECRETARY Or STATE

                                FEE: $50.00